Exhibit 12.1

                    GOLDEN BOOKS FAMILY ENTERTAINMENT, INC
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                  Historical                                        Pro Forma
                                 --------------------------------------------------------------------------  ----------------------
                                                           Years Ended                           Six Months     Year     Six Months
                                 ---------------------------------------------------------------   Ended       Ended       Ended
                                 February 1,  January 30,  January 29,  January 28,  February 3,  August 3,  February 3,  August 3,
                                    1992         1993         1994         1995         1996        1996        1996        1996
                                    ----         ----         ----         ----         ----        ----        ----        ----
                                                                (dollars in thousands, except ratios)
Earnings:
 Net income (loss) before
  provision for income taxes      $  22,274    $  28,358    $ (78,120)   $ (15,109)   $ (55,715)  $(117,632)  $(69,489)  $(124,065)
 Interest expense                     6,255       10,358       16,270       17,567       12,859       4,391     13,072       4,497
 Portion of rents representative
  of an interest factor               1,410        2,577        2,777        2,305        2,035         968      2,035         968
 Distributions on redeemable
  preferred securities of
  subsidiary trust                        -            -            -            -            -           -     10,063       5,031
                                  ----------   ----------   ----------   ----------   ----------  ----------  ---------  ----------
    Total earnings                $  29,939    $  41,293    $ (59,073)   $   4,783    $ (40,821)  $(112,273)  $(44,319)  $(113,569)
                                  ==========   ==========   ==========   ==========   ==========  ==========  =========  ==========
Fixed Charges:
 Interest expense                 $   6,255    $  10,358    $  16,270    $  17,567    $  12,859   $   4,391   $ 13,072   $   4,497
 Portion of rents representative
  of an interest factor               1,410        2,577        2,777        2,305        2,035         968      2,035         968
 Distributions on redeemable
  preferred securities of
  subsidiary trust                        -            -            -            -            -           -     10,063       5,031
 Preferred dividends paid             1,379        1,375          848          848          848       2,561      9,360       4,680
                                  ----------   ----------   ----------   ----------   ----------  ----------  ---------  ----------
    Total fixed charges
     and Preferred Stock
      dividends                   $   9,044    $  14,310    $  19,895    $  20,720    $  15,742   $   7,920   $ 34,530   $  15,176
                                  ==========   ==========   ==========   ==========   ==========  ==========  =========  ==========
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends (deficiency in
 the coverage of combined
 fixed charges and preferred
 dividends by earnings before
 fixed charges and preferred
 stock dividends (a)                 3.31 X       2.89 X    $ (78,968)   $ (15,957)   $ (56,563)  $(120,193)  $(78,849)  $(128,745)
                                  ==========   ==========   ==========   ==========   ==========  ==========  =========  ==========
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(a)  For the purposes of the ratio of earnings to combined fixed charges and preferred stock dividends, earnings were calculated by adding pretax income, interest expense, amortization of debt issuance costs, the portion of rents representative of an interest factor and preferred stock dividend requirements for majority owned subsidiaries. Combined fixed charges and preferred stock dividends consist of interest expense, the portion of rents representative of an interest factor and preferred stock dividend requirements (as adjusted for taxes where appropriate) of Golden
     Books and its subsidiaries. For the periods in which earnings were insufficient to cover combined fixed charges and preferred stock dividends, the dollar amount of coverage deficiency, instead of the ratio is disclosed.